                                                                    EXHIBIT 12.1

PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                 Year ended December 31
                                          Three months ended  ------------------------------------------------------------------
Dollars in thousands                         March 31, 1995      1994          1993          1992          1991          1990
- --------------------------------------------------------------------------------------------------------------------------------
EARNINGS
 Income before taxes and
  cumulative effect of changes in
  accounting principles................       $183,708        $  902,389    $1,116,612    $  778,122    $  548,201    $   29,425

 Fixed charges excluding interest
  on deposits..........................        353,761         1,043,195       649,898       517,424       513,370       918,698
                                           --------------------------------------------------------------------------------------
   Subtotal............................        537,469         1,945,584     1,766,510     1,295,546     1,061,571       948,123
 Interest on deposits..................        292,334           935,876       742,772     1,063,422     1,727,765     1,973,087
                                           --------------------------------------------------------------------------------------
   Total...............................       $829,803        $2,881,460    $2,509,282    $2,358,968    $2,789,336    $2,921,210
                                           ======================================================================================

FIXED CHARGES
 Interest on notes and debentures......       $143,447        $  515,732    $  265,353    $  145,125    $   95,207    $   84,045
 Interest on borrowed funds............        204,122           499,252       362,995       352,162       398,779       816,448
 Amortization of notes and debentures..            206             1,346           967           970           584           538
 Interest component of rentals ........          5,986            26,865        20,583        19,167        18,800        17,667
                                           --------------------------------------------------------------------------------------
   Subtotal............................        353,761         1,043,195       649,898       517,424       513,370       918,698
 Interest on deposits..................        292,334           935,876       742,772     1,063,422     1,727,765     1,973,087
                                           --------------------------------------------------------------------------------------
   Total...............................       $646,095        $1,979,071    $1,392,670    $1,580,846    $2,241,135    $2,891,785
                                           ======================================================================================
RATIO OF EARNINGS TO FIXED CHARGES
   Excluding interest on deposits......           1.52x             1.87x         2.72x         2.50x         2.07x         1.03x
   Including interest on deposits......           1.28              1.46          1.80          1.49          1.24          1.01
- ---------------------------------------------------------------------------------------------------------------------------------